EXHIBIT 10.2

FORM OF AMENDED AND RESTATED EMPLOYMENT LETTER - VP

______________, 2017

Dear

We are pleased to set forth amended and restated terms for your continued service in the position of Vice President of Avid Technology, Inc. (“Avid” or the “Company”), reporting to Louis Hernandez, Jr. As approved by Avid’s Compensation Committee, your annual salary has been increased ____________________________ ($___________) effective __________. The salary is payable in regular installments in accordance with Avid’s usual payment practices.

Bonus Eligibility
You will continue to be eligible to participate in Avid’s annual performance bonus plan (the "Plan"). Your 2017 target annual bonus level is __% of your base salary. The annual Plan and payouts under the Plan are subject to approval of the Compensation Committee of Avid’s Board of Directors (“Compensation Committee”), and may include Avid’s achievement of certain financial goals and individual performance. The Compensation Committee (or a Plan administrator designed by the Compensation Committee) will have discretion to determine the amount of your bonus (including to pay less than the formula amount), subject to restrictions under the Plan against using discretion to increase the amount of your bonus. The Plan results and payment amounts will be determined following the Plan year after audited financials have been completed and announced, and any earned amounts will be paid at any time after the filing of the Company’s 10-K and before December 31 of the year following the Plan year, in management’s discretion.
Equity Award Grants
On ___________________ the Compensation Committee awarded you __________________ RSUs with a value of ____________________________________ dollars ($_________) (“2017 RSUs”). Fifty percent (50%) of the 2017 RSUs (the “time-vested portion”) were granted on March 8, 2017 and will vest as follows:  33.33% of the time-vested portion will vest on the first anniversary of the grant date, and an additional 8.33% of the time-vested portion will vest at the end of each three-month period, starting from the first anniversary of the grant date, provided, in each case, that you are employed by the Company on such vesting date. The other fifty percent (50%) of the 2017 RSUs will be (i) subject to, and granted following, shareholder approval of an amendment to the 2014 Stock Incentive Plan, and (ii) conditioned on achieving performance objectives specified in your award agreement, which shall be the same performance objectives specified for Avid’s other executive officers.  Except as otherwise expressly provided, if your employment terminates for any reason before the 2017 RSUs (or any other award) are fully vested, you will forfeit the unvested portion.
Benefits
Avid offers four weeks of paid vacation and ten paid holidays per calendar year for vice presidents and above. We currently offer Company subsidized medical, dental, and vision programs as well as life insurance, long term and short-term disability plans.  You will continue to be eligible for these benefits to participate in Avid’s 401(k) Plan.  All benefits are subject to the terms of the applicable benefit plans, as in effect and amended from time to time. Avid reserves the right to amend its benefit plans at any time and for any reason.
Severance
Should Avid terminate your employment with the Company without "Cause" (as defined below) other than due to your long-term disability, or you resign for “Good Reason” (as defined below), Avid agrees to continue to pay you, as severance pay:

•	your base salary for a period of six (6) months after your date of termination;

•	your target bonus for the year in which your employment terminates, pro-rated based on the number of months you were employed by the Company during the year of the date of termination; and

•
if you elect to continue receiving any group medical, dental, and/or vision benefits through COBRA, a payment equal to six (6) times the excess of (i) the total monthly premium for the coverage that you elect to receive over (ii) the monthly amount that Avid requires similarly situated employees to pay for the same type of coverage. This payment will be made within sixty (60) days after your employment terminates.
In order to be eligible for any of the severance pay and benefits, you will be required to sign Avid's standard severance agreement, which includes a general release of claims against Avid and its affiliates, and to allow the general release of claims to become effective and unrevoked. As a condition to receiving any severance, you will also be required to sign such other agreements as officers of the Company are generally required to sign if you have not already done so. Subject to the general release of claims not being revoked (and compliance with the tax laws described below), your base salary continuation payments (described above) will start on a date determined by Avid that is no more than sixty (60) days after your termination; the first payment will include any payments that would have been made before the first payment date had payment started on Avid’s first payroll date after your termination. If your termination date occurs within sixty (60) days before the end of a calendar year, no payment that is subject to Section 409A of the Internal Revenue Code will be made before January 1 of the next calendar year.
If and to the extent Avid determines that it must delay payment of any severance amounts described in this letter agreement in order to avoid triggering a tax under Section 409A of the Internal Revenue Code, the delayed amounts will be paid to you, without interest, on the first business day following the six (6) month anniversary of the termination of your employment. These requirements and provisions regarding the timing of commencement will also apply to amounts payable in connection with a Change-in-Control, as set forth below. For purposes of Section 409A, each installment payment shall be treated as a separate payment, and all provisions of this letter shall be interpreted consistent with the intent to comply with the requirements of Section 409A.
For the purpose of this letter:

•
"Cause" means misconduct including, but not limited to: (1) conviction of any felony or any crime involving moral turpitude or dishonesty ; (2) participation in a fraud, embezzlement or act of dishonesty to the detriment of Avid; (3) material breach of any Avid policy; (4) gross negligence or willful misconduct ; (5) material breach of any agreement between you and Avid (including your Non-Disclosure and Invention Assignment Agreement and Avid's Code of Business Conduct and Ethics (both of which you are required to sign as a condition of your employment at Avid)); (6) failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness); or (7) failing or refusing to cooperate, as reasonably requested in writing by the Company, in any internal or external investigation of any matter in which the Company has a material interest (financial or otherwise) in the outcome of the investigation.

•
“Good Reason” means a material diminution in your authority, duties or responsibilities; provided that “Good Reason” will exist only if (1) you inform Avid of the existence of the condition that you believe constitutes Good Reason within thirty (30) days after the condition first exists, (2)  Avid fails to remedy the condition within thirty (30) days after being notified, and (3) your employment terminates within 30 days after the end of the thirty-day cure period described in clause (2) (or by such earlier date as is requested by Avid).

Change-in-Control of the Company
Should Avid terminate your employment with the Company without "Cause" or you resign for “Good Reason,” in either case within one year following a Change-in-Control of the Company, as defined on Exhibit A attached hereto, in addition to the severance described above, Avid agrees to pay you,

•	an additional six (6) months base salary (which will be paid during the six (6) month period following the payment of the initial severance described above),

•	your target bonus for the year in which your employment terminates, and

•	an additional payment in lieu of continued medical benefits, equal to six (6) times the monthly amount described above.
In addition, and notwithstanding anything to the contrary in this letter or any applicable stock option or restricted stock unit (RSU) agreement, all outstanding stock options and RSUs that are not yet vested will become fully vested and exercisable (with respect to stock options) and payable (with respect to RSUs). Payment of RSUs will be delayed to the extent (if at all) that Avid determines is required to avoid triggering a tax under Section 409A of the Internal Revenue Code.

Limitation on Payments.
In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (the “Code”) and (ii) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then such severance benefits shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you, on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s accountants, whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required hereunder, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this paragraph.
Location
This position will be based in the _______________________________ office.
Other
This letter amends, restates and supersedes your offer letter dated ________________________ (together with any amendments thereto, the “Original Offer Letter”) in its entirety.
This letter does not constitute an employment agreement and is not to be construed as a guarantee of employment by the Company for any specific period of time.
In connection with the execution of this letter, you are required to sign Avid’s Non-Disclosure and Invention Assignment Agreement, which includes non-competition and non-solicitation provisions, and Avid’s Code of Business Conduct and Ethics, Copies will be provided to you.
All of us at Avid look forward to continuing to work with you as a valued and respected member of our organization.
Sincerely,

Vice President of Human Resources

ACCEPTED: _____________________________ DATE: ______________________

Exhibit A

"Change-in-Control of the Company" shall be deemed to have occurred only if any of the following events occur:

(i)
The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act”)) (a "Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities”); provided , however, that for purposes of this section, the following acquisitions shall not constitute a Change-in-Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition pursuant to a transaction which satisfies the criteria set forth in clauses (a) and (b) of paragraph (iii) below; or

(ii)
Individuals who, as of the date of this letter (the "Effective Date”), constitute the Company's Board of Directors (the "Incumbent Board”) cease for any reason to constitute at least a majority of the Company's Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)
Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the operating assets of the Company (a "Business Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 40% of, respectively, the then-outstanding shares of common stock (or other equity interests, in the case of an entity other than a corporation), and the combined voting power of the then-outstanding voting securities of the corporation or other entity resulting from such Business Combination (which as used in this section shall include, without limitation, a corporation or other entity which as a result of such transaction owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (b) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or other equity interests, in the case of an entity other than a corporation) of the corporation or other entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation or other entity;

provided, however, that a "Change-in-Control of the Company" shall be deemed to occur only if any of the foregoing events occur and such event that occurs is a "change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation" as defined in Treasury Reg. § 1.409A-3(i)(5).